FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
February 24, 2011		CFO
212-716-1977 ext 222

Atrinsic, Inc. Announces Departure of Andrew Stollman

NEW YORK – (February 24, 2011) – Atrinsic, Inc. (NASDAQ: ATRN), a marketer of direct to consumer subscription products and an Internet search-marketing agency, announced today that effective February 28, 2011, Andrew Stollman, Atrinsic’s President, will be  leaving the company to pursue other interests. Mr. Stollman’s departure coincides with the end of a three year employment agreement between Mr. Stollman and the company.

On an interim basis, Raymond Musci, the Company's Executive Vice President of Corporate Development, will assume the responsibilities formerly associated with Mr. Stollman’s position.

“We appreciate the years of service that Andrew provided to Atrinsic,” commented Ray Musci, “and we wish him success in his future endeavors.  At Atrinsic, our focus continues to be on establishing the Kazaa digital music service and supporting our Internet search marketing business, Atrinsic Interactive.”

About Atrinsic and Kazaa

Atrinsic, Inc. is a marketer of direct-to-consumer subscription products and an Internet search-marketing agency. Atrinsic sells entertainment and lifestyle subscription products directly to consumers, which are marketed through the Internet. Atrinsic also sells Internet marketing services to its corporate and advertising clients. Atrinsic has developed its marketing media network, consisting of web sites, proprietary content and licensed media, to attract consumers, corporate partners and advertisers.  Atrinsic believes its marketing media network and proprietary technology allow it to cost-effectively acquire consumers for its products and for its corporate partners and advertisers.

Kazaa is a subscription-based digital music service that gives users unlimited access to millions of CD-quality tracks. For a monthly fee users can listen to unlimited music files and play those files on up to three separate computers and download unlimited ringtones to a mobile phone. Unlike other music services that charge you every time a song is downloaded, Kazaa allows users to listen to and explore as much music as they want for one monthly fee, without having to pay for every track or album. Consumers are billed for this service on a monthly recurring basis through a credit card, landline, or mobile device. Royalties are paid to the rights’ holders for licenses to the music utilized by this digital service.  Atrinsic and Brilliant Digital, Inc. jointly offer the Kazaa digital music service pursuant to a Marketing Services Agreement and a Master Services Agreement between the two companies.

Atrinsic, Inc.
Thomas Plotts, 212-716-1977 ext 222
CFO

Investor contact
John Baldissera
BPC Financial Marketing
800-368-1217
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